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                                                                    Exhibit 8.2


                      [Letterhead of Gibson, Dunn & Crutcher LLP]




                                            August 17, 2001




(212) 351-4000                                                    C 19344-00010

C-bridge Internet Solutions, Inc.
125 Summer Street
Boston, MA 02110

Ladies and Gentlemen:

       You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Comet Acquisition Corp., a Delaware corporation ("Merger Sub") and direct and wholly owned subsidiary of eXcelon Corporation, a Delaware Corporation ("eXcelon"), with and into C-bridge Internet Solutions, Inc., a Delaware corporation ("C-bridge").

       In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including the Agreement and Plan of Merger, dated May 22, 2001 by and among eXcelon, Merger Sub and C-bridge and the Joint Proxy and Registration Statement on Form S-4, as filed with the U.S. Securities and Exchange Commission on August 17, 2001 (the "Prospectus").

       Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Prospectus; (ii) that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Prospectus; and (iii) the accuracy of (a) the representations made to us by eXcelon, which are set forth in a Certificate dated August 17, 2001, (b) the representations made to us by Merger Sub, which are set forth in a Certificate dated August 17, 2001, and (c) the representations made to us by C-bridge, which are set forth in a Certificate dated August 17, 2001.

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C-bridge Internet Solutions, Inc.
August 17, 2001
Page 2


       Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above, we are of the opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

       We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

       Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement, and to the use of our name under the caption "Material Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

       This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any other person or by you for any other purpose without our specific, prior, written consent.


                                       Very truly yours,


                                       /s/ Gibson, Dunn & Crutcher LLP
                                       --------------------------------------
                                       GIBSON, DUNN & CRUTCHER LLP
DWM/ADP/BHR